Exhibit 24.3

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, J. W. Beavers, Jr. (the "Grantor"), has made, constituted and appointed, and by these presents does make, constitute and appoint David S. Hunt, with full power of substitution, its true and lawful attorney, for him and in his name, place and stead to execute, acknowledge, deliver and file any and all filings required by Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, respecting securities of Flotek Industries Inc., an Alberta corporation, that the Grantor beneficially owns including, but not limited to, Schedules 13D, Schedules 13G, Forms 3, Forms 4 and Forms 5.

     The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the Grantor in favor of persons other than the one named herein.

     The Grantor agrees and represents to those dealing with its attorney-in-fact herein, David S. Hunt, that this Power of Attorney may be voluntarily revoked only by written notice to such attorney-in-fact, delivered by registered mail or certified mail, return receipt requested.

     WITNESS THE EXECUTION HEREOF this 10th day of November, 1997.




                                         /s/ J. W. Beavers, Jr.
                                        J. W. Beavers, Jr.


STATE OF TEXAS

COUNTY OF DALLAS


     This instrument was acknowledged before me on this 10th day of November, 19947 by J. W. Beavers, Jr.



                                         [notary's signature]
                                        Notary Public in and for the
                                          State of Texas
                                        My Commission expires: